InvenTrust Properties

July 8, 2019


WHOLE FOODS MARKET
Harris Teeter

Letter to Stockholders

00232861

Dear Fellow Stockholder,

On May 9, 2019, InvenTrust Properties ("InvenTrust" or "IVT") announced the company's new estimated share value of $3.14. Duff & Phelps, an independent, third-party valuation firm hired by the Audit Committee, did a detailed analysis of our portfolio of assets. Their analysis showed a variety of factors, both positive and negative, that affected our value over the past 12 months. The valuation range Duff & Phelps presented to the Audit Committee was comparable to last year. From that range, the InvenTrust Board selected the mid-point, as they did last year, which was $3.14.

While our value remained flat over the last 12 months, our portfolio strategy is producing positive outcomes. You will notice in the table below our same-property grocery-anchored centers improved in value by approximately $22 million over last year. We believe this validates our strategy of concentrating our capital into these type of assets in key Sun Belt markets. On the other side of the equation, the table shows the value for our same-store power centers without a grocery component continue to struggle. These assets fell approximately $26 million over last year. We continue to execute on our strategy of selectively selling these assets and reinvesting the capital into grocery-anchored centers. As a result, our portfolio has gone from 14 Power Centers with no grocer to only 8 and all of our acquisitions in 2018 & 2019 contained a grocery component at the center.

Year-Over-Year Same-Property Values			
Values in millions	2019	2018	Change
Same-Property Community & Neighborhood Centers Value	$1,265	$1,259	+$6
Same-Property Power Centers with a Grocer Value	$750	$734	+$16
Same-Property Power Centers no Grocer Value	$465	$491	-$26

- A Neighborhood or Community center is a property below 250,000 square feet that contains a grocer.
- A Power Center is defined as a shopping center that is greater than 250,000 square feet with at least 3 large anchor spaces with such tenants as Best Buy, Ross or TJ Maxx. It also may or may not contain a grocer.
- A mall, which InvenTrust doesn't own, is much larger, with usually 4 or more large anchor spaces and is normally enclosed.

The execution of our $98 million Dutch tender share buyback in September 2018 contributed positively to our share value. We purchased these shares at a discount delivering accretion to shareholders who maintained their investment in InvenTrust. This increase was offset by the decline in value of a legacy land asset and certain contingent liabilities related to previous transactions that took place over the last few years. We will continue to take decisive steps in-line with our strategy to address these lagging elements in our portfolio.

From a shareholder's view, it may be discouraging that our estimated share value is flat compared to our 2016 calculation, but I believe this only tells a small part of the story. As you know, since 2016, the retail industry has experienced a variety of headwinds and disruptions. Over 20,000 stores have been closed. There have been dozens of retail companies that filed bankruptcy. Numerous malls have been shuttered and online consumer trends continue to negatively impact non-necessity based retailers. These factors have significantly impacted the value of malls and power centers, especially in markets with below average demographics. The value of some malls have declined as much as 25% and apparel-based power centers, who have similar tenants and lease characteristics to malls, fell approximately 15%.

These facts are important to understand when thinking about the value of IVT's portfolio and our strategy. In 2016, IVT became a multi-tenant retail REIT with properties in more than 40 markets across the country. Our portfolio had a heavy concentration of power centers lacking a grocery component. Our assets were also spread across markets with low growth characteristics. We identified this weakness in apparel retail and as such, in 2016 we commenced an aggressive capital recycling initiative titled: “Grocery, Geography & Growth.” Through this initiative we began evaluating our portfolio and acquisitions using the following criteria: • Does the retail asset have a grocery component driving traffic to the center? • Does the market have above average household income and population growth? • Does the property have potential for income growth? Because of this strategy, our portfolio of assets has maintained its overall value despite turbulent and disruptive retail market conditions. I believe without this portfolio transformation our value would be lower. Additionally, IVT’s assets continue to produce cash and perform well as indicated by the third consecutive yearly increase of 3% to the Company’s distribution rate. We are confident that IVT has the right assets in the right markets to provide stability through all economic cycles and pursue a final liquidity event when market conditions are right. In conclusion, we have provided a detailed explanation of the valuation method and process used to estimate the new per share value in our Current Report on Form 8-K filed with the SEC. We encourage you to read the filing in its entirety. Also available on our website is a video discussing our new estimated share value. As always, please feel free to contact us with any questions at 855-377-0510 or investorrelations@inventrustproperties.com. InvenTrust Properties Corp. Appoints Daniel J. Busch as Chief Financial Officer On June 26, InvenTrust announced that Daniel J. Busch has been appointed Executive Vice President, Chief Financial Officer and Treasurer, effective Sept. 3, 2019. We are very excited to have DJ joining the InvenTrust team and believe he will be a tremendous asset to our company. Having conducted extensive analysis of our industry over the past decade, DJ brings to the role a unique financial perspective, as well as significant familiarity with the real estate and retail industries. We are confident that DJ’s financial expertise and existing knowledge of our business will serve us well as we continue to execute our portfolio strategy, maintain our flexible balance sheet and improve our public company readiness. Go Paperless, Get Online Access and Email Alerts If you would like to receive your quarterly distribution letter, annual account statement and other stockholder communications and real time information about InvenTrust electronically, please sign up for online access and email alerts. The registration process is simple, just email investorrelations@inventrustproperties.com or call 855-377-0510 to register. If your account is managed by Ameriprise Financial or LPL Financial, please use their proprietary portals to access your account information online. 2 nd Quarter Cash Distribution For the second quarter of 2019, a cash distribution of $0.0184 per share was paid to all shareholders of record. If you have invested through a trustee, a distribution statement is enclosed. Sincerely, INVENTRUST PROPERTIES CORP. Thomas P. McGuinness President, CEO Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and involve known and unknown risks that are difficult to predict. For a discussion of factors that could materially affect the outcome of the Company’s forward- looking statements and our future results and financial condition, see the Risk Factors included in the Company’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. You are cautioned not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information, future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward looking statements.